Exhibit 99.1

StemCells, Inc. (Ticker: STEM, Exchange: NASDAQ)

News Release—20-December-2002

StemCells Moves to Nasdaq SmallCap Market

     PALO ALTO, Calif., December 20, 2002 – StemCells, Inc. (NASDAQ: STEM) today announced that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock from the National Market to the SmallCap Market, effective December 23, 2002, at the opening of business. The Company’s stock will continue to trade under its current symbol, STEM.

     The Company applied to transfer to the Nasdaq SmallCap Market because it does not now comply with the National Market’s listing requirements. “Our election to transfer to the Nasdaq SmallCap Market serves the interests of our shareholders by continuing our listing on a Nasdaq market without interfering with how our stock is traded,” said Martin McGlynn, President and CEO of StemCells, Inc.

     StemCells, Inc. is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the central nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury.

     Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (“the Company”). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company’s stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company’s Annual Report on Form 10-K entitled “Cautionary Factors Relevant to Forward-Looking Statements.”

Contacts:
StemCells, Inc.
Martin McGlynn, President & CEO
650-475-3100, ext 108

BMC Communications Group (media)
Brad Miles
212-477-9007, ext. 17

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